Exhibit 99.1

FOR RELEASE:	Immediately

CONTACT:	Víctor J. Galán	Joseph R. Sandoval
	Chairman and CEO	Executive Vice President & CFO
	(787) 766-8301	(787) 756-2802

WEBSITE:	www.rgonline.com

R&G FINANCIAL CORPORATION ANNOUNCES RESTATEMENT OF EARNINGS FOR YEARS 2003 AND 2004

San Juan, Puerto Rico — April 25, 2005 — R&G Financial Corporation (NYSE: RGF) (“R&G Financial”) announced today that after consultation with its independent accountants and firms with experience in valuation issues, the Company has determined to review the independent market valuations used in valuing residual interests retained in securitization transactions of the Company. The Company stated that it is revising its valuation methodology used in valuing these interests that are presented in the Company’s audited consolidated financial statements. The Company reached this determination after discussions with its independent accountants, which the Company initiated on Tuesday, April 19th and culminated on Friday, April 22nd.

As of December 31, 2004, the Company had reported in its recently-issued audited consolidated financial statements an aggregate of $190 million of residual interests retained. Under the methodology used to prepare the audited consolidated financial statements, the Company had taken impairment charges on its residual interests amounting to $20.3 million and $11.90 million during the third and fourth quarters of 2004, respectively. An additional impairment charge for the first quarter of 2005 of $30.1 million had been estimated by the Company under the methodology it had been using.

The Company is considering alternative valuation methodologies. Depending on the valuation methodology used, the Company has preliminarily estimated that the fair value of its residual interests would be reduced as of December 31, 2004 by an amount equal to between approximately $90 million to $150 million ($55 million and $90 million after taxes, respectively). Any such reduction would be a non-cash charge to the Company’s consolidated statement of operations. The Company has not yet determined how such net impact will be distributed among the affected periods.

The Company has concluded that previously filed interim and audited financial statements for the periods from January 1, 2003 through December 31, 2004, would be materially affected as a result of the revision in the valuation methodologies being contemplated, and therefore, the financial statements for the periods included therein should be restated. The Company’s independent accountants have not yet performed audit procedures on any revised estimates.

As a result of these events, the Company will delay the release of its earnings for the first quarter of 2005. The Company intends to release its unaudited earnings for the first quarter of 2005 and the restated results for prior periods as soon as practicable. As part of this process, the Company will be reviewing the management report on internal control over financial reporting for 2004. The Company has also retained Sullivan & Cromwell LLP as its special counsel to advise the Company on legal issues arising from the valuation of its residual interests retained on securitization transactions.

Assuming a reduction in the value of its residual interests of $150 million, the Company will remain a well-capitalized institution in accordance with federal banking regulatory standards, with a leverage ratio as of December 31, 2004 of approximately 10.44%, compared to the previously reported 11.29%. Its banking subsidiaries are also expected to remain well-capitalized.

In response to this issue, the Company does not believe it is required to change fundamentally the way in which it conducts its banking business. The Company intends to continue focusing on growing its banking franchise. However, the Company will reduce, and possibly eliminate, sales of loans that generate floating-rate residual interests in securitizations.

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R&G Financial, currently in its 33rd year of operations, is a diversified financial holding company with operations in Puerto Rico and the United States, providing banking, mortgage banking, investments, consumer finance and insurance through its wholly-owned subsidiaries R-G Premier Bank of Puerto Rico, a Puerto Rico-chartered commercial bank, R-G Crown Bank, its Florida-based savings bank, R&G Mortgage Corp., Puerto Rico’s second largest mortgage banker, Mortgage Store of Puerto Rico, Inc., a subsidiary of R&G Mortgage, Continental Capital Corp., R-G Crown’s New York and North Carolina based mortgage banking subsidiary, R-G Investments Corporation, a Puerto Rico broker-dealer, and Home and Property Insurance Corporation, a Puerto Rico insurance agency. As of December 31, 2004, R&G Financial had previously reported consolidated assets of $10.2 billion and consolidated stockholders’ equity of $855.6 million.